EXHIBIT 23.2

I HOUSTON CENTER

1221 MCKINNEY, SUITE 3700

HOUSTON, TEXAS 77010

PHONE (713) 209-1100 • FAX (713) 752-0828

March 6, 2012

Helix Energy Solutions Group, Inc.

400 North Sam Houston Parkway East

Suite 400

Houston, Texas 77060

Re:	Helix Energy Solutions Group, Inc. Securities and Exchange Commission Form S-3 ASR Consent Letter

Gentlemen:

The firm of Huddleston & Co., Inc. consents to (a) the use of our audit report letter dated February 2, 2012 relating to the proved reserves of oil and gas attributable to Energy Resource Technology GOM, Inc. as of December 31, 2011 and (b) the naming of us as experts in the Annual Report of Helix Energy Solutions Group, Inc. on Form S-3 to be filed with the Securities and Exchange Commission.

Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

Very truly yours,

HUDDLESTON & CO., INC.
Texas Registered Engineering Firm F-1024

By:
Name:	Peter D. Huddleston, P.E.
Title:	President